Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-170399) of Progress Rail Services Corporation of our report dated June 28, 2013 relating to the financial statements and supplement schedule of the Progress Rail Services Corporation 401(k) Plan, which appears in this Form 11-K/A.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
July 1, 2013